Exhibit 23

KPMG
111 North Orange Avenue, Suite 1600
P. O. Box 3031
Orlando, FL 32802

CONSENT OF INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated February 15, 2002, with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 Annual Report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida
March 19, 2002